Exhibit 10.4

Planar Systems, Inc. 2005 Cash Bonus Plan

The Compensation Committee has established a cash bonus plan for all of the Company’s employees including executive officers. For fiscal 2005, the Compensation Committee established bonus targets for the Chief Executive Officer and the other executive officers based on the Company’s achievement of target levels of operating income and gross profit each quarter and for the fiscal year. If the financial performance criteria are satisfied, the executive officers receive bonuses only to the extent such criteria continue to be met after all other employees of the Company have been paid their targeted incentive compensation. The Chief Executive Officer receives a bonus only to the extent the financial performance criteria continue to be met after the other executive officers have been paid their targeted incentive compensation.